The information in this Preliminary Terms Supplement is not complete and may be changed. We may not sell these Securities until the Final Terms Supplement, the Prospectus Supplement, the Product Supplement and the Prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Securities, and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated June 15, 2018 PRELIMINARY TERMS SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908

Preliminary Terms Supplement

UBS AG Trigger Performance Securities

UBS AG $ Securities linked to the shares of iShares® MSCI Emerging Markets ETF due on or about June 20, 2022

Indicative Terms

Issuer	UBS AG, London Branch
Term	Approximately 48 months.
Underlying Asset	The shares of iShares® MSCI Emerging Markets ETF
Trade Date	June 15, 2018 (subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement).
Settlement Date	June 19, 2018 (subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement).
Final Valuation Date	June 15, 2022 (subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement).
Maturity Date	June 20, 2022 (subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement).
Principal Amount	$10 per Security. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment) and integral multiples of $10 in excess thereof.
Payment at Maturity (per Security)

On the maturity date,

if the underlying return is positive, UBS will pay you a cash payment for each Security you hold equal to $10 + ($10 x Underlying Return x Participation Rate);

if the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you a cash payment for each Security you hold equal to your principal amount; or

if the underlying return is negative and the final level is less than the trigger level, UBS will pay you a cash payment for each Security you hold equal to $10 + ($10 x Underlying Return).

Investors may be fully exposed to any decline in the level of the underlying asset from the trade date to the final valuation date. Specifically, if the final level is less than the trigger level, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: ( Final Level - Initial Level ) / Initial Level
Initial Level

The closing level of the underlying asset on the trade date. The initial level is subject to adjustments in the case of antidilution and reorganization events, as described in the Optimization & Performance Strategies product supplement.

Final Level

The closing level of the underlying asset on the final valuation date. The final level is subject to adjustments in the case of antidilution and reorganization events, as described in the Optimization & Performance Strategies product supplement.

Closing Level

On any trading day, generally the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying asset during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Participation Rate	162.66% to 164.11%. The actual participation rate will be set on the trade date.
Trigger Level

[], which is 80.00% of the initial level. The trigger level is subject to adjustments in the case of antidilution and reorganization events, as described in the Optimization & Performance Strategies product supplement.

CUSIP	[]
ISIN	[]
Valoren	[]
Tax Treatment

There is no tax authority that specifically addresses the tax treatment of the Securities, and such tax treatment is uncertain as discussed further under “What are the Tax Consequences of the Securities?” and “Risks Related to Taxation Issues” in the Optimization & Performance Strategies product supplement. UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying asset. Under this characterization, you should generally recognize gain or loss upon the sale, redemption or maturity of your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). Furthermore, it is possible that the Internal Revenue Service could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, redemption or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the shares of the exchange traded fund on the date that you purchased your Securities and sold such interest in the exchange traded fund on the date of the sale or maturity of the Securities, as further discussed under “Supplemental U.S. Tax Considerations - Section 1260” in the Optimization & Performance Strategies product supplement. You are urged to read the section “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalent payments” made to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalent payments made on specified equity-linked instruments issued after 2016. However, on December 2, 2016, the IRS issued Notice 2016-76, which states that the Treasury Department and the IRS intend to amend the applicability dates of the Treasury regulations to provide that the withholding tax will apply to all dividend equivalent payments made on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalent payments made on all specified equity-linked instruments issued after 2017. We have determined that the Securities are not delta one specified equity-linked instruments and, therefore, will not be subject to withholding on dividend equivalent payments. However, it is possible that the Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Securities or the underlying asset, and following such occurrence the Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalent payments.  It is also possible that withholding tax or other Section 871(m) tax could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying asset or the Securities. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalent payments to the Securities, non-U.S. holders are urged to consult their tax advisor regarding the potential application of Section 871(m) (including in the context of their other transactions in respect of the underlying asset or the Securities, if any) and the 30% withholding tax to an investment in the Securities.

For greater detail and possible alternative tax treatments please see the section entitled “What Are the Tax Consequences of the Securities?” on page 11 of the TPS prospectus supplement and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-66 of the Optimization & Performance Strategies product supplement.

You are urged to consult your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdiction of the underlying asset issuer).

Notice to investors: the Securities are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full amount of your initial investment at maturity, and the Securities may have the same downside market risk as an investment in the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4, under “Key Risks” beginning on page 4 of the TPS prospectus supplement and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities.

The estimated initial value based on an issuance size of approximately $100,000 of the Securities as of the trade date is expected to be between 101.57% and 104.07% of the issue price to the public for Securities linked to the shares of iShares® MSCI Emerging Markets ETF. The range of the estimated initial value of the Securities was determined on the date of this preliminary terms supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary terms supplement, or the previously delivered TPS prospectus supplement, the Optimization & Performance Strategies product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

See “Additional Information about UBS and the Securities” on page 7. The Securities we are offering will have the terms set forth in the TPS prospectus supplement dated May 2, 2016 relating to the Securities, the Optimization & Performance Strategies product supplement, the accompanying prospectus and this preliminary terms supplement.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security

iShares® MSCI Emerging Markets ETF	$100%	$2.75%	$97.25%

UBS Financial Services Inc.

UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a prospectus supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering for which this preliminary terms supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	TPS Prospectus Supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516571367/d339724d424b2.htm
•	Optimization & Performance Strategies product supplement dated May 2, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516570614/d104476d424b2.htm
•	Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Performance Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the ”TPS prospectus supplement” mean the UBS prospectus supplement dated May 2, 2016, references to the ”Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated May 2, 2016, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated April 29, 2016.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here and are comparable to the corresponding risks discussed in the “Key Risks” section of the TPS prospectus supplement, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

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Risk of loss at maturity - The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities. UBS will only pay you the principal amount of your Securities at maturity if the final level of the underlying asset is equal to or greater than the trigger level. If the underlying return is negative and the final level is less than the trigger level, you will lose a percentage of your principal amount equal to the underlying return, and in extreme situations, you could lose all of your initial investment.

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The stated payout from the issuer applies only if you hold your Securities to maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset is equal to or greater than the trigger level.

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The participation rate applies only if you hold your Securities to maturity - You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate and the return you realize may be less than the return of the underlying asset times the participation rate even if such return is positive. You can receive the full benefit of the participation rate from UBS only if you hold your Securities to maturity.

•	No interest payments - UBS will not pay any interest with respect to the Securities.
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Credit risk of UBS - The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

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Market risk - The return on the Securities, which may be positive or negative, is directly linked to the performance of the underlying asset and indirectly linked to the value of the stocks, futures contracts on physical commodities and other assets constituting the ETF (collectively, “underlying constituents”). The level of the underlying asset can rise or fall sharply due to factors specific to the ETF and its underlying constituents and their issuers, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should conduct your own investigation into the respective underlying asset issuer and the underlying asset for your Securities. For additional information regarding the underlying asset issuer, please see "Information about the Underlying Asset" and "iShares® MSCI Emerging Markets ETF" in this preliminary terms supplement and the respective underlying asset issuer's SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

•	Fair value considerations.

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The issue price you pay for the Securities will exceed their estimated initial value - The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final terms supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the underlying asset and the underlying constituents, the expected dividends of the underlying asset and the underlying constituents, if applicable, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value - The value of your Securities at any time will vary based on many factors, including the factors described above and in “Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date - We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

•	Limited or no secondary market and secondary market price considerations.
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There may be little or no secondary market for the Securities - The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements - For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Securities prior to maturity - The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; the dividend rate paid on the underlying asset and the underlying constituents, if applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices - All other things being equal, the use of the internal funding rates described above under “- Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

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Owning the Securities is not the same as owning the underlying asset or underlying constituents - The return on your Securities may not reflect the return you would realize if you actually owned the underlying asset or underlying constituents comprising the underlying asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying asset or the underlying constituents, if applicable, may have.

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No assurance that the investment view implicit in the Securities will be successful - It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the final level of the underlying asset will be equal to or greater than the trigger level. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and to assume the risk of losing some or all of your initial investment.

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The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity - For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, trigger level and/or the final level, as applicable and any other term of the Securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and your payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Optimization & Performance Strategies product supplement, the TPS prospectus supplement or this preliminary terms supplement as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity security of a successor to the respective underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying asset is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. Following a delisting or suspension from trading or discontinuance of the ETF, the amount you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described further under “General Terms of the Securities - Delisting, Discontinuance or Modification of an ETF” in the Optimization & Performance Strategies product supplement. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities - Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “-Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the Optimization & Performance Strategies product supplement.

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The value of the underlying asset may not completely track the value of the securities, futures contracts or physical commodities in which such exchange traded fund invests - Although the trading characteristics and valuations of the underlying asset will usually mirror the characteristics and valuations of the underlying constituents, the level of the ETF may not completely track the value of its underlying constituents. The level of the underlying asset will reflect transaction costs and fees that the underlying constituents in which the underlying asset invests do not have. In addition, although the underlying asset may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying asset or that there will be liquidity in the trading market.

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Fluctuation of NAV - The net asset value (the ‘‘NAV’’) of an ETF may fluctuate with changes in the market value of such ETF’s underlying constituents. The market prices of the underlying asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying asset may differ from its NAV per share; the underlying asset may trade at, above or below its NAV per share.

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Failure of the underlying asset to track the level of the target index - While the underlying asset is designed and intended to track the level of a specific index (a ’’target index’’), various factors, including fees and other transaction costs, will prevent the underlying asset from correlating exactly with changes in the level of the target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, the ETF may not invest in all the securities, futures contracts or commodities comprising the target index but rather may invest in a representative sample of the assets comprising the target index. Accordingly, the performance of the underlying asset will not be equal to the performance of its target index during the term of the Securities.

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There is no affiliation between the underlying asset issuer or any issuer of an underlying constituent (an “underlying constituent issuer”), and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer or any underlying constituent issuer. However, we are not affiliated with the underlying asset issuer or any underlying constituent issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying asset, the underlying asset issuer and each underlying constituent. Neither the underlying asset issuer nor any underlying constituent issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying asset issuer and any underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

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Potential UBS impact on the market price of the underlying asset - Trading or transactions by UBS or its affiliates in the underlying asset or any underlying constituent, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying constituent may adversely affect the market price of the underlying asset and, therefore, the market value of your Securities.

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Potential conflict of interest - UBS and its affiliates may engage in business with the issuer of the underlying asset or an underlying constituent issuer, if applicable, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity based on the closing level of the underlying asset on the final valuation date. The calculation agent can postpone the determination of the initial level, trigger level and/or participation rate on the trade date and the final level on the final valuation date, if a market disruption event occurs and is continuing on that day and may make adjustments to the initial level, trigger level, final level and the underlying asset itself for antidilution and reorganization events affecting the underlying asset. As UBS determines the economic terms of the Securities, including the trigger level and participation rate, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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Potentially inconsistent research, opinions or recommendations by UBS - UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.

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The Securities are not bank deposits: An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities - Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

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Dealer incentives - UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

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Uncertain tax treatment - Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See ‘‘Supplemental U.S. Tax Considerations” beginning on page PS-66 of the Optimization & Performance Strategies product supplement.

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The Securities are subject to currency exchange rate risk - The iShares® MSCI Emerging Markets ETF (the "EEM Fund") invests in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor's net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of EEM Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the EEM Fund invests will be adversely affected and the value of the Securities may decrease.

•

The Securities are subject to emerging markets risk - The Securities are linked to shares of the EEM Fund and are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies' value. These factors could include changes in the emerging market government's economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

•

The Securities are subject to non-U.S. securities market risk - The Securities are linked to shares of the EEM Fund and are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Information about the Underlying Asset

All disclosures regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934, and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying asset with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying asset under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary terms supplement or any accompanying prospectus, product supplement or prospectus supplement. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

iShares® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets ETF (the "EEM Fund") from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors ("BFA"), the investment advisor of the EEM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares Trust. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the EQI. The EEM Fund will generally invest at least 90% of its assets in the securities of the Index and in American Depositary Receipts or Global Depositary Receipts based on securities of the Index. The EEM Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the EEM Fund track the Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. "Representative sampling" is an indexing strategy that involves investing in a representative sample of the securities included in the Index that collectively has an investment profile similar to the Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Index. The EEM Fund may or may not hold all of the securities that are included in the Index.

The EEM Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the EEM Fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets index concentrates in the stocks of such particular industry or group of industries. The MSCI Emerging Markets® Index was developed by MSCI Inc. ("MSCI") and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets Index at any time. The Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of March 31, 2017, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.72% of the EEM Fund's average daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of March 31, 2017, the EEM Fund held stocks from the following 23 emerging markets: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, the Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

As of March 31, 2017, the EEM Fund's held stocks in the following 10 industry sectors: Financials (26.24%), Information Technology (23.19%), Consumer Discretionary (10.34%), Energy (7.55%), Materials (7.20%), Consumer Staples (6.85%), Industrials (5.82%), Telecommunication Services (5.54%), Utilities (2.65%), Health Care (2.05%), Computers-Software (1.34%) and Other (0.14%).

As of the May 2016 semi-annual index review, MSCI added the then-remaining free float-adjusted market capitalization of companies that traded outside of their country of classification ("foreign listed companies") at half their free float-adjusted market capitalization in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Investable Market Index (IMI) at the November 2015 semi-annual index review. Such companies were added to the MSCI China IMI, MSCI Hong Kong IMI, MSCI Israel IMI and MSCI Netherlands IMI within the MSCI ACWI IMI. Such companies met the "Foreign Listing Materiality Requirement", which requires the aggregate market capitalization of all securities represented by foreign listings represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country IMI and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI IMI. MSCI expects that all changes will be implemented as of the close of May 31, 2016.

In making your investment decision you should review the prospectus related to the EEM Fund, dated December 30, 2016, filed by iShares, Inc. (the "EEM Fund Prospectus") available at:

sec.gov/Archives/edgar/data/930667/000119312516800630/d285162d485bpos.htm

In addition, the EEM Fund Prospectus is available on the EEM Fund's website as indicated below. In making your investment decision you should pay particular attention to the sections of the EEM Fund Prospectus entitled "A Further Discussion of Principal Risks" and "A Further Discussion of Other Risks." UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EEM Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file number: 033-97598 and 811-09102 or its CIK Code: 0000930667. The EEM Fund's website is ishares.com/us/products/239637/ishares-msci-emerging-markets-etf. We are not incorporating by reference the website or any material it includes in this pricing supplement. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol "EEM."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary terms supplement or any prospectus supplement, product supplement or accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for EEM Fund's shares, based on daily closing levels on the primary exchange for EEM Fund. We obtained the closing level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of EEM Fund on June 14, 2018 was $45.59. The actual initial level will be the closing level of EEM Fund's shares on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

07/01/2013	09/30/2013	$43.29	$37.34	$40.77

10/01/2013	12/31/2013	$43.66	$40.44	$41.77

01/02/2014	03/31/2014	$40.99	$37.09	$40.99

04/01/2014	06/30/2014	$43.95	$40.82	$43.23

07/01/2014	09/30/2014	$45.85	$41.56	$41.56

10/01/2014	12/31/2014	$42.44	$37.73	$39.29

01/02/2015	03/31/2015	$41.07	$37.92	$40.13

04/01/2015	06/30/2015	$44.09	$39.04	$39.62

07/01/2015	09/30/2015	$39.78	$31.32	$32.78

10/01/2015	12/31/2015	$36.29	$31.55	$32.19

01/04/2016	03/31/2016	$34.28	$28.25	$34.25

04/01/2016	06/30/2016	$35.26	$31.87	$34.36

07/01/2016	09/30/2016	$38.20	$33.77	$37.45

10/03/2016	12/30/2016	$38.10	$34.08	$35.01

01/03/2017	03/31/2017	$39.98	$35.43	$39.39

04/03/2017	06/30/2017	$41.93	$38.81	$41.39

07/03/2017	09/29/2017	$45.85	$41.05	$44.81

10/02/2017	12/29/2017	$47.81	$44.82	$47.12

01/02/2018	03/29/2018	$52.08	$45.69	$48.28

04/02/2018*	06/14/2018*	$48.14	$45.35	$45.59

* As of the date of this preliminary terms supplement, available information for the second calendar quarter of 2018 includes data for the period from April 2, 2018 through June 14, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

The graph below illustrates the performance of EEM Fund's shares for the period indicated, based on information from Bloomberg. The solid line represents a hypothetical trigger level of $35.98, which is equal to 80.00% of an intra-day price on June 15, 2018. The actual trigger level will be based on the closing price of EEM Fund's shares on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final terms supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final terms supplement.

Conflicts of Interest - Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation - The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 4 and 5 of this preliminary terms supplement.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary terms supplement, the accompanying prospectus supplement, the product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary terms supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Terms Supplement		Use of Proceeds	12
		Description of Debt Securities We May Offer	13
		Description of Warrants We May Offer	33
		Legal Ownership and Book-Entry Issuance	48
		Considerations Relating to Indexed Securities	53
		Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
		U.S. Tax Considerations	59
		Tax Considerations Under the Laws of Switzerland	70
		Benefit Plan Investor Considerations	72
		Plan of Distribution	74
Indicative Terms	1	Conflicts of Interest	76
Additional Information About UBS and the Securities	3	Validity of the Securities	77
Key Risks	4	Experts	77
Information About the Underlying Asset	7
iShares® MSCI Emerging Markets ETF	7
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	9

Prospectus Supplement
Investment Description	i
Features	i
Security Offerings	i
Additional Information About UBS and the Securities	ii
Investor Suitability	1
Common Terms for Each Offering of the Securities	2
Investment Timeline	3
Key Risks	4

$ •

UBS AG Trigger Performance Securities due on or about June 20, 2022

Hypothetical Performance Scenarios	9
What are the Tax Consequences of the Securities ?	11
Information About the Underlying Asset	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	15
Annex A – Form of Final Terms Supplement	A-2
Annex B – UBS Equity Investor - Investment Guide	B-2

Product Supplement
Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-2
The Optimization Strategies Products	PS-2
Payment at Maturity for Return Optimization Securities	PS-2
Payment at Maturity for Trigger Return Optimization Securities	PS-2
Payment at Maturity for Buffered Return Optimization Securities	PS-3
Payment at Maturity for Airbag Return Optimization Securities	PS-3
The Performance Strategies Products	PS-4
Payment at Maturity for Performance Securities	PS-4
Payment at Maturity for Trigger Performance Securities	PS-4

Preliminary Terms Supplement dated June 15, 2018

(To Prospectus Supplement dated May 2, 2016,

Product Supplement dated May 2, 2016 and

Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Financial Services Inc.

Payment at Maturity for Airbag Performance Securities	PS-5
Defined Terms Relating to Payments at Maturity for the Securities	PS-5
Hypothetical Examples of How the Securities Perform	PS-15
Risk Factors	PS-25
General Terms of the Securities	PS-42
Payment at Maturity for the Securities	PS-42
The Optimization Strategies Products	PS-43
Payment at Maturity for Return Optimization Securities	PS-43
Payment at Maturity for Trigger Return Optimization Securities	PS-43
Payment at Maturity for Buffered Return Optimization Securities	PS-44
Payment at Maturity for Airbag Return Optimization Securities	PS-44
The Performance Strategies Products	PS-45
Payment at Maturity for Performance Securities	PS-45
Payment at Maturity for Trigger Performance Securities	PS-45
Payment at Maturity for Airbag Performance Securities	PS-46
Defined Terms Relating to Payments at Maturity for the Securities	PS-46
Market Disruption Events	PS-49
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-52
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-56
Use of Proceeds and Hedging	PS-65
Supplemental U.S. Tax Considerations	PS-66
Certain ERISA Considerations	PS-74
Supplemental Plan of Distribution (Conflicts of Interest)	PS-75

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	4
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11